Exhibit 10.2

MONSTER WORLDWIDE, INC.
622 THIRD AVENUE
NEW YORK, NY 10017

September 8, 2005

Douglas E. Klinger

207 Southeast Road

New Hartford, CT 06057

Dear Doug:

This will confirm our understanding and agreement with respect to your employment as President - Monster Division North America of Monster Worldwide, Inc. (the “Company”).  You and the Company hereby agree as follows:

1.                                       Commencing September 12, 2005, the Company agrees to employ you and you agree to be employed by the Company as President - Monster Division North America, with such duties and responsibilities with respect to the Company and its affiliates as the Company’s Chief Operating Officer (“COO”) or such other person from time to time designated by the COO to deal with matters related to this agreement (the “Designee”) shall reasonably direct. You agree to devote your best efforts, energies, abilities and full business time, skill and attention to your duties. You agree to perform the duties and responsibilities assigned to you to the best of your ability, in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the business of the Company and its affiliates and to adhere to any and all of the employment policies of the Company. You agree to relocate to within 40 miles of the Company’s Maynard, MA location as soon as practicable and acknowledge that prior to that relocation your primary office shall nevertheless be based at the Company’s Maynard, MA location. It is understood that during the course of your employment you may provide volunteer or director services to charitable, civic and educational organizations, and serve as trustee, director or advisor to any family companies and trusts of your family, so long as any and all such activities individually or in the aggregate do not interfere with your obligations to the Company and its affiliates, including but not limited to obligations under this agreement, obligations under restrictive covenants contained in the Specified Option Agreement (defined below) and obligations contained in the confidentiality agreement of even date herewith.

2.                                       In consideration for your services and other agreements hereunder, during your employment the Company shall (a) pay you a base salary of $450,000 per year (prorated for periods of less than a full year) in regular installments in accordance with the Company’s payroll practice for salaried employees, (b) provide you with medical, dental and disability coverage, if any, and 401(k) Plan, life insurance and other benefit plan eligibility, if any, comparable to that regularly provided to other senior management in accordance with the Company’s policies, (c) provide you with 4 weeks vacation per year in accordance with the Company’s policies (prorated for periods of less than a full year), (d) provide you with the opportunity to earn annual performance based bonuses in amounts determined by and on the basis of satisfaction of such performance goals as are established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) under the Company’s 1999 Long Term Incentive Plan (or any similar or successor plan) and/or the COO or Designee within 90 days of the commencement of the applicable calendar year period (except that the bonus plan for balance of calendar year 2005 is dealt with separately below), and (e) provide you with reimbursement of all reasonable (i) moving and relocation expenses, (ii) temporary living arrangements, and (iii) commuting expenses for weekend visits to your New Hartford home, in each case in accordance with Company policy in connection with the relocation of you and your family from New Hartford, CT to the Maynard, MA area and your work at the Company’s Maynard, MA office prior to that relocation, it being understood that the reimbursements contemplated by clauses (e)(ii) and (e)(iii) shall be provided for a maximum of 6 months. For your employment from September 12 through December 31, 2005, you will have the opportunity to earn 50% of the amount which you could have earned as a tier A participant under the 2005 Management Incentive Plan (the “2005 Plan”) had your employment commenced on January 1, 2005 instead of September 12, 2005, it being understood that (x) the revenue, profit, earnings per share and/or other components, their relative weighting and your individual performance objectives shall be determined by the COO or the Designee within 30 days of the commencement of your employment, subject to the other terms of the 2005 Plan, and (y) in no event shall the bonus payable to you under the 2005 Plan be less than $100,000 (the “2005 Minimum Bonus”). Additionally, you have been granted options to purchase an aggregate of 75,000 shares of Company Common Stock subject to the terms and conditions of the option agreement (the “Specified Option Agreement”) attached as Exhibit A hereto (the options to purchase 75,000 shares of Company Common Stock contemplated by the Specified Option Agreement are sometimes referred to herein as the “Specified Options”). As you are aware, the Company is considering the possible adoption of a long-term equity plan for senior executive officers and if such plan is instituted you shall also be able to participate in that plan.

3.                                       You may terminate this agreement at any time upon 60 days’ prior written notice. The Company may terminate this agreement at any time upon written notice. This agreement shall also terminate automatically in the event you should die or, in the reasonable determination of the Company, become unable to perform by reason of physical or mental incompetency your obligations hereunder for a period of 120 days in any 365-day period.  It is understood and agreed that in the event that this agreement is terminated (x) by the Company in accordance with the second sentence of this Section 3 other than for Cause (as defined below), or (y) by you upon written notice for Good Reason (as defined below), then subject to (i) your execution and delivery of the Company’s then current form of separation agreement and general release applicable to similarly situated employees and (ii) the expiration of any rescission period provided thereby (without the rescission having been exercised), you shall, as your sole and exclusive remedy, be entitled to (a) receive as severance your then applicable base salary hereunder for a period of twelve months (the “Specified Period”), payable in regular installments in accordance with the Company’s applicable payroll practice for salaried employees, (b) during the Specified Period, have the Company make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions (including contribution terms) as would have been made available to you had you remained employed by the Company during such period, and (c) only with respect to any termination described in clause (x) or (y) above prior to payment of the 2005 Minimum Bonus, a lump sum payment of the Minimum Bonus.  Except as expressly provided in the preceding sentence, in the event of the termination of this agreement or your employment for any reason, the Company shall have no further obligations to you hereunder or with respect to your employment from the effective date of termination.  “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of the COO or the Designee that remains unremedied for a period of twenty (20) days after the COO or the Designee has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of the Company that remains unremedied for a period of twenty (20) days after the COO or the Designee has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty or (c) fraud. “Good Reason” shall mean (i) a material diminution in your duties and responsibilities described in Section 1 above (other than as a result of your failure to perform your duties and responsibilities in accordance with this agreement), (ii) a reduction in your base salary, or (iii) your being required by the Company to permanently relocate your primary work location to a location more than 50 miles from the current Maynard, MA offices of the Company, in each case of (i), (ii) or (iii) which continues unremedied for a period of twenty (20) days after you have given written notice to the Company specifying in reasonable detail the relevant acts or omissions of the type described in the foregoing clauses (i), (ii) or (iii). It is expressly understood that unless you provide the written notice described in the immediately preceding sentence within twenty (20) days after you know or have reason to know of the occurrence of any act or omission of the type described in clauses (i), (ii) or (iii) of the immediately preceding sentence, you shall be deemed to have consented thereto and such particular act or omission shall no longer constitute or be capable of constituting Good Reason for purposes of this agreement.

4.                                       You acknowledge that you have not relied on any representation not set forth in this agreement.  You represent that you are free to enter into this employment arrangement and that you are not bound by any restrictive covenants or similar provisions restricting the performance of your duties hereunder.

5.                                       In the event of any “Change in Control,” any (x) options to purchase Company Common Stock which may be granted to you by the Company from time to time pursuant to written option agreements (including but not limited to the Specified Options) which have not theretofore expired or been terminated, and (y) any shares of restricted stock which may be granted to you by the Company from time to time pursuant to a written stock bonus agreement, shall automatically and immediately become fully vested. It is understood and agreed that the Company does not currently anticipate recommending to the Compensation Committee (i) that you be granted any options to purchase Company Common Stock other than the Specified

Options, nor (ii) that you be issued any shares of restricted stock pursuant to a written stock bonus agreement. It is further understood that the first sentence of this Section 5 is not intended to cover nor imply the terms and conditions of any long term equity plan for senior executive officers which may be instituted by the Company, including but not limited to the effect of any Change in Control on any interests you may from time to time have under any such plan, it being understood that in the event any such plan is in fact instituted, the complete terms and conditions thereof shall be set forth in a separate document and that this agreement shall have no impact nor bearing on any such terms and conditions. For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution.  A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

6.                                       (a)                                  Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(b)                                 For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)                                  For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)                                 The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax.

(e)                                  If any controversy arises between you and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with you in the handling of such Controversy, (ii) the Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

(f)                                    You shall pay over to the Company, with ten (10) days after receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 6, a reduction in your tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

7.                                       All notices, demands or other communications to be given or delivered under or by reason of this agreement shall be in writing and shall be deemed to have been properly served if delivered personally, by courier, or by certified or registered mail, return receipt requested and first class postage prepaid, in case of notice to the Company, to the attention of the COO at Monster, 5 Clock Tower Place, Maynard, MA 01754 (with a copy to Myron Olesnyckyj, Monster Worldwide, Inc., 622 Third Avenue, 39th Floor, New York, NY 10017) and in the case of notices to you to your office or residence address, or such other addresses as the recipient party has specified by prior written notice to the sending party.  All such notices and communications shall be deemed received upon the actual delivery thereof in accordance with the foregoing.

8.                                       You may not assign or delegate this agreement or any of your rights or obligations hereunder without the prior written consent of the Company.  Subject to the foregoing, the terms and provisions of this agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, successors and assigns of the parties hereto. All references in this agreement to practices or policies of the Company are references to such practices or policies as may be in effect from time to time. Any amount payable to you under this agreement is stated in gross amount and shall be subject to all applicable withholding taxes, other normal payroll deductions and other amounts required by law or authorized by you to be withheld.

9.                                       This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous understandings and arrangements relating thereto, as well as any previous understandings and arrangements relating to employment between you and any of the Company’s affiliates, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the Commonwealth of Massachusetts (other than the conflicts of laws provisions thereof) and (iv) may not be amended, terminated, extended or waived orally.  Please understand that while it is our hope that our relationship will be a long one, your employment will be on at “at will” basis. Nothing in this letter should be construed as creating any other type of employment relationship.

Please sign the additional originally executed copy of this letter in the space provided for your signature below to indicate your acceptance and agreement with the terms of this letter agreement and return one fully executed original to me.

Very truly yours,

MONSTER WORLDWIDE, INC.

		By:	/s/ Myron Olesnyckyj
		Name:	Myron Olesnyckyj
		Title:	Senior Vice President

Accepted and agreed:

/s/ Douglas E. Klinger
Douglas E. Klinger

Date:	9/9/05